Exhibit 23.7

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in these Amendment No. 1 to Registration Statement Nos. 333-234614 and 234614-01 on Form F-1 of our report dated February 28, 2019 (relating to the consolidated financial statements of TERP Spanish HoldCo, S.L. (Sociedad unipersonal) as of December 31, 2018 and for the period from June 12, 2018 to December 31, 2018), included in Amendment No. 2 of the Annual Report on Form 20-F of Brookfield Renewable Partners L.P. for the year ended December 31, 2018.

We also consent to the reference to us under the Section “Experts, Transfer Agents and Registrar” in the Prospectus which is part of this Registration Statement.

/s/ DELOITTE, S.L.

Madrid, Spain

January 17, 2020